EXHIBIT 10.23

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF ALL CLAIMS

1.    This Agreement is made between Michael Vescuso (“Employee”) and Portal Software, Inc., on behalf of itself and its subsidiaries, owners, agents, employees and any persons related to or acting on behalf of the Company (hereinafter generally referred to as “Portal”).

2.    It is recognized herein that Employee’s employment with Portal will terminate effective September 12, 2003 (the “Termination Date”), and that Portal wishes to provide certain separation benefits to Employee to aid in Employee’s transition to other employment in exchange for this release.

3.    Employee has repaid in full the $60,000 principal amount of a loan previously extended to him. Interest on such loan from the date of the note through the date of repayment of the principal was $2,698 (the “Accrued Interest”). Employee agrees that Portal shall deduct the amount of the Accrued Interest from the payments made by Portal under this Agreement. Stock option vesting will cease as of the close of business on the Termination Date.

4.    Employee must return all computer equipment and other office equipment provided to Employee to Portal on or before the Termination Date. In the event Employee fails to return Portal property in accordance with the terms of this Agreement and the Nondisclosure Agreement, Portal shall have the right to offset against payments or benefits owing to Employee hereunder the replacement value of any and all such unreturned property.

5.    All required and authorized payroll deductions will be withheld from the amounts to be paid to Employee under this Agreement. Employee’s ability to exercise Employee’s vested options following the Termination Date shall be governed by the provisions of Employee’s stock option agreements and the provisions of the stock option plans pursuant to which such options were originally granted. As of the Termination Date, Employee will be entitled to receive a refund of any accrued but unused Employee Stock Purchase Plan (ESPP) contributions. Employee may elect optional health insurance continuation under COBRA following the Termination Date, at Employee’s expense.

6.    Employee agrees that Employee has been paid for all accrued but unused vacation and paid time off (“PTO”).

7.    Provided Employee does not breach the terms of this Agreement, Portal will pay to Employee the amount of $67,788.48 (which represents 3 months’ base salary plus 3 months of COBRA costs of $1,346.16/month) in three equal monthly installments (subject to deduction of the Accrued Interest from the first payment). The first installment shall be paid within 5 days following the Effective Date and the two other payments will be made one month and two months after the Effective Date, respectively.

8.    During the three month period following the Effective Date, employee agrees to promptly, but in no event more than 48 hours after receipt, respond to telephone, fax and email communications from Portal and to reasonably cooperate in providing complete and accurate responses to any enquiries and requests for information contained in those communications. The responsibility for confirming (and burden of proof for demonstrating) that responses have been provided to Portal in time shall be Employee’s.

9.    Employee and Portal desire to settle fully and finally any existing or potential differences between them including, without limitation, all tort, contractual, discrimination, statutory and common law claims related in any way to Employee’s employment and/or the termination of employment with Portal.

10.    In exchange for the above promises and agreements, including Portal’s retention of Employee as an employee until the Termination Date, Employee personally and for Employee’s heirs, legal representatives, estates and successors in interest does hereby completely release and forever discharge Portal, its officers, directors, agents, employees, attorneys, successors and assigns (collectively, “Released Parties”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature and character whatsoever, whether known or unknown, whether based on a tort, contract, statute, or any other theory of recovery, and whether for compensatory or punitive damages which Employee may now have, has ever had, or may in the future have, arising or in any way connected with Employee’s employment with Portal, or the manner in which that employment terminated, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act (if applicable), Title VII of the Civil Rights Act of 1991, California Fair Employment and Housing Act, or any other federal or state statute which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all tort claims; and any and all claims for compensation, wages, bonuses, severance pay, commissions, vacation pay, or reimbursement for expenses, attorneys’ fees and costs, except for claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund, unemployment or any unemployment or state disability insurance benefits pursuant to the terms of applicable state law, and continued participation in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA.

11.    Employee understands and hereby agrees that by signing this Agreement and by accepting the payment described above, Employee gives up any and all rights Employee may have to file any claim or action which Employee may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Employee’s employment or termination of employment with Portal. In addition, Employee hereby waives any and all rights or benefits which Employee may have under the terms of section 1542 of the California Civil Code, which section is set forth as follows:

Section 1542:	A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

12.    Employee represents that Employee does not have pending against Portal or any employee, agent, official, or director of Portal any claim, charge, or action in or within any federal, state, or local court or administrative agency. Employee agrees, to the extent necessary to effectuate the provisions of this Agreement, within ten (10) days after the execution of this Agreement, to cause to be dismissed, withdrawn or discontinued all complaints or proceedings instituted by Employee against Portal with any state or federal administrative agency or judicial body, with copies of relevant documents delivered to Portal within the same time period. Employee also agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Portal or its employees or agents, whether the claims are brought on Employee’s own behalf or on behalf of any other person or entity. Nothing in this Section 12 will preclude Employee from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

13.    It is understood and agreed that this is a compromise settlement of a disputed claim or potential disputed claims, and that the furnishing of the consideration for this Separation Agreement and General Release of All Claims shall not be deemed or construed as an admission of any wrongdoing, deficiency, liability or responsibility at any time for any purpose.

14.    Employee agrees to hereby waive any alleged right to employment or-re-employment with Portal.

15.    Employee understands and acknowledges Employee’s continuing obligations to Portal under the Proprietary Information and Inventions Agreement (or any similar predecessor agreement) previously executed by Employee (“Nondisclosure Agreement”). Further, Employee agrees that for a period of six (6) months from the Termination Date, Employee will not directly or indirectly, either for Employee or for any other person or business entity: (a) solicit or encourage any employee of Portal (whether through recruiting, interviewing participating in the extension of an employment offer or any other means) to either: (i) terminate his or her employment with Portal, or (ii) accept employment with any subsequent employer with whom Employee is affiliated or associated in any way. In the event of any breach by Employee of this Paragraph 14, Portal shall immediately cease making any payments or providing any benefits to Employee under this Agreement and the waivers and release that Employee agreed to in this Agreement shall remain in full force and effect at all times in the future.

16.    Employee and Portal both agree that now and forever they will keep the terms and monetary severance amount of the Agreement completely confidential, and that they will not disclose such to any other person or indirectly, except that Portal may disclose the terms of the Agreement in, and provide a copy of the Agreement as an exhibit to, filings with the Securities and Exchange Commission. As an exception to the foregoing, and the only exception, the parties may disclose the terms and monetary amount of this Agreement to their attorneys, tax advisors, accountants and immediate family members (defined as and limited to parents, spouse, siblings and children) who shall be advised of its confidentiality. Notwithstanding the foregoing, the parties may make such disclosures of the terms and monetary amount of the Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes.

17.    Employee further agrees that Employee shall not disparage Portal Software, Inc. or its affiliated companies, or their products, owners, agents, employees, attorneys, and any persons related to or acting on behalf of Portal. Employee shall be responsible and liable for any damages caused by any such disparagement. If any prospective employer of Employee makes a request to Portal for a reference concerning Employee, Portal will respond to the request by providing only the dates of Employee’s employment and the position(s) held.

18.    The parties agree that any dispute of any kind whatsoever arising from the subject matter of this Agreement, including claims regarding this Agreement, shall be resolved under the following procedures:

a.	The party claiming to be aggrieved shall furnish to the other party, within thirty (30) days of the disputed action, a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed. Employee is required to furnish the written statement of grievance to Portal’s General Counsel, 10200 South De Anza Boulevard, Cupertino, CA 95014.

b.	If the grievance is denied, the parties agree that the dispute shall be resolved by final and binding arbitration. A single arbitrator shall be mutually selected by the parties. If no agreement on the selection is reached within fifteen (15) days, then a neutral arbitrator shall be selected under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant the requested relief if authorized by law; provided, however, that nothing herein shall limit the right of Portal to obtain injunctive relief to prevent a violation of the Nondisclosure Agreement.

c.	Arbitration shall be the exclusive and final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.

19.    Each party agrees and assumes the risk that any fact with respect to any matter covered in this Agreement may hereafter be found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts or provisions shall not be effected thereby and said illegal or invalid part, term or provision(s) shall be deemed not to be a part of this Agreement.

20.    This Severance Agreement and General Release of All Claims incorporates the entire understanding among the parties, and recites the sole consideration for the promises exchanged herein and supersedes and cancels any prior or contemporaneous written or oral agreements. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein. This Agreement shall in all cases be interpreted in accordance with its fair meaning, and not strictly for or against either party hereto. This Agreement will be governed by and construed in accordance with California law.

21.    Employee understands and agrees that Employee:

a.	Has carefully read and fully understands all of the provisions of this Agreement;

b.	Is, through this Agreement, releasing Portal from any and all claims Employee may have against the company;

c.	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

d.	Knowingly and voluntarily intends to be legally bound by the same.

22.    Acknowledgment of Waiver of Claims Under ADEA.  Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended. Employee further acknowledges that:

a.	Employee may have, and has had at least twenty-one (21) days after receipt of this Agreement within which Employee may review and consider, discuss with an attorney of Employee’s own choosing, and decide to execute or not execute this Agreement;

b.	Employee has seven (7) days after the execution of this Agreement within which Employee may revoke this Agreement;

c.	In order to revoke this Agreement, Employee must deliver to Portal’s general counsel on or before seven (7) days after the execution of this Agreement, a letter stating that Employee is revoking this Agreement; and

d.	That this Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date Employee executes this Agreement (the “Effective Date”).

Dated:
Michael Vescuso

Address:

Portal Software, Inc.
Dated:	By:
Name:
Title:

5